Exhibit 14.
                                    AGREEMENT

         AGREEMENT made this 1st day of November, 2002 by and between NEW SKY COMMUNICATIONS, INC., a New York corporation with offices at 36 West Main Street, Suite 710, Rochester, New York 14614, hereinafter referred to as "New Sky" and DAVID WICKER, residing at 4507 Red School Road, Dansville, NY 14434; THOMAS M. WICKER, residing at 5908 Stonehill Road, Lakeville, NY 14480; CHRISTINE WICKER, residing at 28 Main Street, Livonia, NY 14487; KENNETH WICKER, residing at 23 Palomino Drive, Rochester, NY 14623; and MICHAEL CATON, residing at 99 Parkwood Road, Rochester, NY 14615; hereinafter referred to collectively as "Shareholders."

         WHEREAS Shareholders are desirous of selling and transferring to New Sky, and New Sky is desirous of acquiring sub-license to certain technology and trade secrets, existing grants of sub-licenses to such technology and all of the outstanding stock of Document Security Consultants Corp. ("DSC") and Imperial Encryptions, Inc.("IE");

         NOW, the parties hereto covenant and agree as follows:

         1. ASSIGNMENT OF SUB-LICENSE RIGHTS AND CORPORATE STOCK. Shareholders do hereby grant to New Sky a sub-license in all of the technology, and trade secrets relating to security paper and anti-counterfeiting technology owned, held or controlled by Shareholders, or any one of them, in any capacity, and set forth in Schedule A annexed hereto and made a part hereof. Each Shareholder also sells, assigns and conveys to New Sky all of their right, title and interest in all existing grants of sub-licenses in such technology and trade secrets as set forth in Schedule B annexed hereto and made a part hereof. In addition, each Shareholder does sell, assign and convey to New Sky all of their outstanding stock of DSC. This transfer shall include the assets of DSC set forth in Schedule C annexed hereto and made a part hereof, which is hereby warranted and represented by Shareholders to be all of the assets of DSC. Christine Wicker does also hereby sell, assign and convey to New Sky all of her outstanding stock of IE.

         2. CONSIDERATION. In consideration of the foregoing, New Sky shall grant to each Shareholder 25,000 unregistered, restricted common shares of New Sky Communications, Inc., in addition New Sky shall pay Shareholder, Christine Wicker, $20,000.00 for her IE stock. In addition, each Shareholder shall be paid a royalty of five percent (5%) of all current and future license and sub-license fees and gross royalties paid to New Sky for licensing third parties to use any of the technology set forth in Schedule A. New Sky shall also assume responsibility to pay a royalty of twenty percent (20%) of all required current license or sub-license fees to the Ralph Wicker Estate, as defined and set forth in Schedule B annexed hereto. In addition, New Sky shall pay to each Shareholder hereunder a royalty of one percent (1%) of the gross sales price of any and all product embodying any technology sub-licensed to New Sky and set forth in Schedule A. Payment shall be made monthly, upon receipt of payment. New Sky agrees to assume and pay the following liabilities of DSC, warranted and represented by Shareholders to be all of the outstanding liabilities of DSC: (1) approximately $40,000.00 to Tucker Printers, (2) approximately $12,000.00 owed Shareholder, David Wicker, and (3) approximately $975.00 in miscellaneous bills and accrued sales commissions. In the event that New Sky shall cease trading publicly for a period of ninety (90) days, if three of the Shareholders so elect, the Shareholder shall have the right to cancel this Agreement, transfer their New Sky stock back to New Sky and receive their respective shares of DSC in return. In addition all assets except the physical assets transferred hereunder shall be transferred back to DSC by New Sky.

         3. CONDITION PRECEDENT: It shall be an express condition precedent of this Agreement that all five parties named herein as Shareholders shall enter into this Agreement and each tender their rights and stock herein set forth to New Sky, or this Agreement shall not commence or take effect.

         4. WARRANTIES AND REPRESENTATIONS. Each Shareholder, and the Shareholders collectively warrant and represent the following:

                  a) Each Shareholder is the owner and holder, or controller of the right, title and interest in the, trade secrets and intellectual property to which New Sky is herein granted sub-license set forth in Schedule A and that the attached Schedule A contains all of the trade secrets and intellectual property rights in which each Shareholder has an interest or controls as of the date of this Agreement and that such rights are not subject to any assignment, claim, judgment, defense, set-off, lien or encumbrance of any kind.

                  b) Each Shareholder owns free and clear the outstanding stock of DSC, and Christine Wicker owns free and clear fifty-one percent (51%) the outstanding stock of IE, that each stock is fully paid, non-assessable and there exist no outstanding agreements, claims, liens or encumbrances which would interfere with or restrict the assignment or conveyance of such shares and the enjoyment of full rights thereof by New Sky.

                  c) Each Shareholder is the sole and exclusive owner and holder of the grant of sub-license set forth for them in Schedule B annexed hereto and such interests are not subject to any assignment, claim, judgment, defense, set-off, lien or encumbrance of any kind.

         5. RESTRICTIVE COVENANT.

                  a) Each Shareholder acknowledges that the business of DSC and IE and the grant of sub-license herein shall be an integral part of the business of New Sky, and that if any Shareholder should render services similar to those of DSC or IE in competition with New Sky, directly or indirectly, for two (2) years hereafter, the same shall cause New Sky significant financial detriment which could not be precisely determined at the time. Therefore, each Shareholder acknowledges that he or she has been advised and herewith agrees that the restrictive covenant contained within this paragraph is a specific condition and material inducement to New Sky to purchase the shares of DSC, and IE, and that New Sky has specifically stated that the offer to purchase shares of DSC, or IE, provided for in this contract would not be offered to Shareholders if he or she did not consent to and execute this restrictive covenant. The parties agree, however, that Shareholders Christine Wicker and Kenneth Wicker, are Executors of the Estate of Ralph Wicker and Dave Wicker is employed by the Estate business and these Shareholders involvement in the Ralph Wicker Estate business, shall not violate this clause.

                  b) This covenant shall not apply if there is a material and willful breach of any term of this Agreement by New Sky or if the Shareholders elect to terminate this agreement pursuant to Paragraph 2 above.

                     c) Each Shareholder agrees that the contents of this Agreement and any information obtained regarding the business practices and methods of New Sky are confidential, including but not limited to, any and all patents, technology or trade secrets owned or held by New Sky, any Shareholder, DSC, or IE, and shall not be disclosed or discussed with any third party unless required by law.

          6. DOCUMENT EXECUTION. Shareholders agrees to execute any and all instruments and documentation deemed necessary by New Sky, in its sole discretion, to effectuate the conveyances and assignments set forth in this Agreement, including but not limited to, licenses to technology, and trade secrets.

          7. REPRESENTATIVES. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective assigns, successors, heirs and legal representatives.

          8. GOVERNING LAW. This Agreement is deemed made and executed in the State of New York and the Supreme Court of that State, in and for the County of Monroe, is hereby deemed to be the sole and convenient forum for the resolution of disputes under this Agreement. The parties hereto agree that, except for any and all remedies available under Section 5 herein, the parties shall seek money damages only for any dispute under this Agreement and shall not seek injunctive relief nor in any manner interfere with, hinder or delay the business operations and exploitation of intellectual property of the other party.

          9. INDEMNIFICATION. Each party hereto agrees to indemnify and hold harmless the other, its agents and employees, against each and every claim, demand, loss, liability, damage or expense (including without limitation, any settlement payment, reasonable attorneys' fees and other expenses incurred in litigation or settlement of any claim) of whatever nature suffered by the other party arising out of or in connection with the conduct of that party prior to the commencement of this Agreement, or any breach or misrepresentation contained in this Agreement or in any exhibit, certificate or document required to be furnished in connection with or pursuant to this Agreement.

                                                   NEW SKY COMMUNICATIONS, INC.
        SEAL
                                                     By: /S/ PATRICK WHITE
                                                          President

                                                         /S/DAVID WICKER
                                                         -----------------------
                                                         David Wicker

                                                         /S/ CHRISTINE WICKER
                                                          ----------------------
                                                         Christine Wicker

                                                         /S/ THOMAS M. WICKER
                                                         -----------------------
                                                         Thomas M. Wicker

                                                         /S/ KENNETH WICKER
                                                         ------------------
                                                         Kenneth Wicker

                                                         /S/ MICHAEL CATON
                                                         -----------------------
                                                         Michael Caton




                                   SCHEDULE A


A.) Sub-license of the license for USA Patent # 5,707,083 Wicker 2000 Trade Secrets including plates and Films at Tucker Printers, subject to the terms of the license agreement with the estate of Ralph Wicker.

B.) License agreement for USA Patent #5,454,598 Perf Product and Process, including the right to sub-license.